Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	June 8, 2006
BUTLER NATIONAL CORPORATION ANNOUNCES LEARJET 35/36 RVSM STC
First Orders to Be Delivered 2nd and 3rd Quarter 2006

Olathe, Kansas June 8, 2006 - Butler National Corporation (OTC Bulletin Board "BUKS") a leading manufacturer and provider of support systems for "Classic" airplanes, announces its subsidiary, Avcon Industries, Inc., has received FAA approval to install its next-generation RVSM equipment in Lear 35 and 36 model airplanes equipped with the FC-200 autopilot. This approval makes the Avcon RVSM Supplemental Type Certificate (STC) the most comprehensive in the industry, covering the Lear 24, 25, 28, 29, 35 and 36 models. The Avcon Learjet 35/36 RVSM solution will allow airplanes to operate with reduced vertical spacing at altitudes of 29,000 feet through 41,000 feet. The Avcon solution will also allow interface with the most advanced "glass panel" cockpit display systems. Avcon entered the Learjet 30 series RVSM market as an experienced, high-quality, cost-effective provider. There are over 200 Learjet 35 and 36 airplanes flying without RVSM. Avcon has already received RVSM orders for delivery in second and third quarters of 2006.

Avcon, an experienced and proven leader in Learjet RVSM, has installed the Avcon RVSM solution on over 130 Learjet 20 series airplanes and other RVSM solutions on a number of Learjet 35/36 airplanes. "We have been working diligently over the past 12 months to get approval for the Lear 35/36 and Lear 23 airplanes. We believe there is a strong demand for the next-generation, cost-effective Avcon Lear 30 series RVSM solution. We have considerable knowledge and real experience in Lear 20 series RVSM certification and installation that will allow us to be successful in the next-generation Lear 30 series RVSM market," commented Larry Franke, President of Avcon.

Our Business:

About Avcon Industries, Inc.
Avcon Industries, Inc., a wholly owned subsidiary of Butler National Corporation, offers modification of customer and company owned business-size aircraft from passenger to freighter configuration, addition of aerial photography capability, and stability enhancing modifications for Learjet, Beechcraft, Cessna, and Dassault Falcon aircraft along with other specialized modifications. Avcon also acquires, modifies and resells Aircraft, principally Learjets.

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
Creative Options Communications
jdrewitz@comcast.net

Phone (214) 498-7775 Fax (913) 780-5088 Phone (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-